Oncolytics Biotech® Announces Clinical Supply Agreement to Evaluate Pelareorep in Combination with LOQTORZI® (toripalimab-tpzi) in Squamous Cell Anal Carcinoma

Pelareorep and toripalimab combine potentially complementary mechanisms designed to enhance antitumor immune responses and help overcome tumor immune resistance

Study may represent a first step toward evaluating the combination more broadly across HPV-associated cancers

SAN DIEGO, CA, November 11, 2026 – Oncolytics Biotech® Inc. (Nasdaq: ONCY) (“Oncolytics” or the “Company”), a clinical-stage immunotherapy company developing pelareorep, announced today that it has entered into a clinical supply agreement with Coherus Oncology, Inc. (“Coherus”) to evaluate Oncolytics’ investigational oncolytic virus immunotherapy, pelareorep, in combination with Coherus’ next-generation PD-1 inhibitor, LOQTORZI® (toripalimab-tpzi), in a clinical study in patients with squamous cell anal carcinoma (“SCAC”).

The study is expected to be conducted at a premier cancer center in the United States, which will be named once the study commences, and is anticipated to begin in the first quarter of 2027. It is expected to enroll patients who have progressed on the current standard-of-care first-line treatment of chemotherapy and checkpoint inhibition. Importantly, there is no approved therapy for second-line patients in this indication.

Under the terms of the clinical supply agreement, Coherus will provide LOQTORZI® to Oncolytics, which is expected to partner with the institution sponsoring the planned clinical study.

“This agreement supports a focused clinical evaluation of pelareorep with a marketed PD-1 inhibitor in a difficult-to-treat patient population,” said Jared Kelly, Chief Executive Officer of Oncolytics. “The planned study is designed to build upon the previous efficacy signals pelareorep has shown in second-line or later SCAC patients while getting data in a patient population that has progressed on the new first-line standard of care. If the results are supportive, we believe SCAC could provide an important first step toward evaluating this combination more broadly across HPV-associated cancers.”

Rationale for the Pelareorep and Toripalimab Combination

Pelareorep is designed to activate toll-like receptor 3, stimulating innate and adaptive antitumor immune responses, and to promote the formation of tertiary lymphoid structures within the tumor, which have been associated with improved responses to checkpoint inhibitor therapy. Through these mechanisms, pelareorep promotes tumor-directed T-cell activation and infiltration and induces inflammatory signaling within the tumor microenvironment. Recent translational data presented at the Society for Immunotherapy of Cancer Annual Meeting showed that pelareorep combined with a checkpoint inhibitor increases human papillomavirus (“HPV”)-16-specific T cell clones and tumor-infiltrating lymphocyte clones in SCAC patients. Toripalimab blocks the PD-1 pathway, a mechanism tumors can use to suppress activated T cells. The planned study will evaluate whether pelareorep-mediated immune activation can enhance the antitumor activity of PD-1 blockade in SCAC patients who have progressed on chemo-immunotherapy treatment.

SCAC is an HPV-associated cancer with limited treatment options for patients whose disease progresses after available therapy. Because HPV-associated tumors express viral antigens that may provide recognizable immune targets, the SCAC study may also inform a potential broader development strategy across HPV-associated cancers.

About Pelareorep
Pelareorep is an intravenously delivered, systemically active, investigational immunotherapy with a dual mechanism of action that selectively replicates in tumor cells while activating both innate and adaptive anti-tumor immune responses, including the upregulation of key inflammatory cytokines resulting in the formation of tertiary lymphoid structures and the expansion of tumor-infiltrating lymphocytes. It has been administered to over 1,200 patients, and clinical studies have demonstrated pelareorep’s potential to enhance the activity of checkpoint inhibitors and other anti-cancer therapies across multiple solid tumor types.

About Toripalimab
LOQTORZI® (toripalimab-tpzi) is a next-generation PD-1 inhibitor and is the only available FDA-approved treatment indicated in combination with chemotherapy for recurrent or metastatic nasopharyngeal carcinoma. It is also being developed for additional tumor types with the goal of serving as a PD-1 inhibitor backbone for future treatment combinations that may extend survival for patients.

About Oncolytics Biotech Inc.
Oncolytics is a clinical-stage biotechnology company developing pelareorep, an investigational intravenously delivered double-stranded RNA immunotherapeutic agent. Pelareorep has demonstrated encouraging results in multiple first-line pancreatic cancer studies, two randomized Phase 2 studies in metastatic breast cancer, and early-phase studies in anal and colorectal cancer. It is designed to induce anti-cancer immune responses by converting immunologically inactive tumors to active through the activation of innate and adaptive immune responses.

The Company is advancing pelareorep in combination with chemotherapy and/or checkpoint inhibitors in metastatic gastrointestinal cancers, where pelareorep has received Fast Track designation from the FDA for colorectal, anal, and pancreatic cancer. Oncolytics is actively pursuing strategic partnerships to accelerate development and maximize commercial impact. For more about Oncolytics, please visit: www.oncolyticsbiotech.com or follow the Company on LinkedIn and on X @oncolytics.

Forward-looking statements
This press release contains forward-looking statements, within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under applicable Canadian securities laws (such forward-looking statements and forward-looking information are collectively referred to herein as “forward-looking statements”). Forward-looking statements contained in this press release include statements regarding the Company’s beliefs as to the potential, registration, mechanism of action and benefits of pelareorep as a cancer therapeutic; the plans for, and the market opportunity and potential effects of, the collaboration agreement with Coherus; the plans and timeline for building on previous SCAC data; the Company’s goals, strategies, and objectives; expectations around the design, milestones, anticipated timelines and expected outcomes for current and future studies; the Company’s belief in the clinical promise of pelareorep in anal, colorectal, pancreatic and other gastrointestinal cancers; the Company’s goals and expectations for its potential registrational development path for pelareorep in multiple gastrointestinal cancers; and plans for future disclosure of clinical trial results. In any forward-looking statement in which Oncolytics expresses an expectation or belief as to future results, such expectations or beliefs are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will be achieved. These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those anticipated. These risks include, but are not limited to, regulatory outcomes, trial execution, financial resources, access to capital markets, and market dynamics. Please refer to Oncolytics’ public filings with securities regulators in the United States and

Canada for more information. The Company assumes no obligation to update forward-looking statements, except as required by law.

Company Contact
Jon Patton
Director of IR & Communication
jpatton@oncolytics.com